Biomerica Announces Preliminary Second Quarter Revenue Increase of Approximately 238%, to approximately $4.6 Million

-      InFoods® IBS Clinical Trial on Track for Completion in December with Topline Results Expected to be Announced in January, 2022.

Irvine, California – December 16, 2021 – Biomerica, Inc. (Nasdaq: BMRA) (the “Company”) today announced certain preliminary financial results for the second fiscal quarter ended November 30, 2021. All figures in this release are approximate due to the preliminary nature of this announcement.

For the second quarter of fiscal 2022, ended November 30, 2021, Biomerica expects to report revenue of approximately $4.6 million, an increase of 238% as compared to the second quarter of fiscal 2021 revenues of approximately $1.4 million. The increased revenue was driven primarily by increased demand for the Company’s Covid tests.  The Company also enters its third quarter of fiscal 2022 with over $4.0 million of outstanding unfilled customer orders (backlog).  For the second quarter ended November 30, 2021, the Company also expects to report an operating loss of between $0.9 million and $1.3 million. The Company ended the second quarter with over $7 million of cash on the balance sheet. The increase in cash during the quarter was primarily attributed to partial prepayments for orders expected to ship during the third quarter.

The Company experienced logistics constraints and significantly higher shipping costs which had a material negative impact on margins and profits during the second quarter.

Biomerica’s Chairman and Chief Executive Officer Zack Irani stated, “We are very encouraged by the heightened demand we’re seeing for our products; particularly for our COVID-related testing products. As the virus continues to present new variants, we anticipate demand for these tests as well as our at-home tests for other diseases to remain strong.   We are also seeing increased interest and demand across our other product lines.  Like most companies, we are contending with supply chain constraints that are negatively impacting our margins. However, the revenue growth we are seeing positions us well for higher operating margins as the worldwide supply chain issues subside.”

Mr. Irani continued, “Finally, I am pleased to announce that data analysis is underway for our InFoods IBS clinical trial. We believe we’re on track to receive and announce top line results by the end of January, 2022.”

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point of care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica’s primary focus is on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the Company’s estimated financial results, future revenue and operating margins, demand for the Company's products, the Company's ability to fulfill orders, and clinical trials. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation: results of studies testing the efficacy of the Company’s tests, InFoods tests and other products; regulatory approvals necessary prior to commercialization of the Company’s products; availability of the Company’s test kits and other products; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our various tests and other products; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; the Company’s ability to comply with current and future regulations in the countries where our products are made and sold and the Company’s ability to obtain patent protection on any aspects of its rapid test technologies. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Preliminary Financial Data

The preliminary financial information included in this press release is subject to completion of Biomerica’s quarter-end close procedures and further financial review. Biomerica has provided estimates because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of the Company's quarter-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information that are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full consolidated financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of the Company's results for any future period. Biomerica’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Corporate Contact:

John Nesbett /Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

Source: Biomerica, Inc.

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